Exhibit 5.1

6th Floor
125 Old Broad Street
London EC2N 1AR
T +44 20 7796 7600
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mourantozannes.com

BeiGene, Ltd.

94 Solaris Avenue

Camana Bay

PO Box 1348

Grand Cayman, KY1-1108

Cayman Islands

11 October 2016

Dear Sirs,

BeiGene, Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company and have examined the registration statement on Form S-8 (the Registration Statement), to be filed by the Company with the Securities and Exchange Commission (the Commission) relating to the registration under the Securities Act of 1933, as amended, of an amount of Ordinary Shares of par value US$0.0001 in the capital of the Company (the Shares) for issuance pursuant to the Company’s 2011 Option Plan (together the Option Plan).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection establishment of the Option Plan, the registration of the Option Plan with the Commission and the issue of the Shares pursuant to the Option Plan by the Company and have assumed that the Shares have been and will be issued in accordance with the Option Plan and the resolutions authorising their issue. Furthermore, we have assumed that the resolutions upon which we have relied were passed by the directors of the Company and/or the shareholders of the Company in the manner provided for in the articles of association of the Company which were in full force and effect at the time that the authorisations were given and that those authorisations have not been in any way amended, revoked or superseded and are in full force and effect.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Option Plan in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Option Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued and credited as fully paid and non-assessable.

This opinion is subject to the qualification that under the Companies Law (as amended) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (as amended) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion the phrase non-assessable means, with respect to Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the Company’s articles of association, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such

Mourant Ozannes is a Cayman Islands partnership

A list of the partners is available at mourantozannes.com

term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Mourant Ozannes
Mourant Ozannes

Enc.